September 6, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Phoenix Life Insurance Company

One American Row

Hartford, CT 06102-5056

Re	Phoenix Life Variable Universal Life Account

Phoenix Life Insurance Company

Post-Effective Amendment No. 16 to Registration Statement No. 333-86921 filed on Form N-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of this Post-Effective Amendment No. 16 to Registration Statement No. 333-86921 (“PEA No.16”) filed on Form N-6 under the Securities Act of 1933 for Phoenix Life Insurance Company’s variable universal life insurance policy (“Policy”). Phoenix Life Variable Universal Life Account issues the Policy.

As an attorney for Phoenix Life Insurance Company (“PLIC”), I provide legal advice to PLIC in connection with the operation of its variable products. In this role I am familiar with PEA No. 16. I have made an examination of the law and the documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

I am of the following opinion:

1.	PLIC is a valid corporation, organized and operated under the laws of the State of New York and is subject to regulation by the New York Commissioner of Insurance.

2.	Phoenix Life Variable Universal Life Account is a separate account validly established and maintained by PLIC in accordance with New York law.

3.	The Policy, when properly issued, is a legal and binding obligation of PLIC, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to PEA No. 16.

Yours truly,

By:	/s/ KATHLEEN A. McGAH
Kathleen A. McGah Vice President and Counsel for Phoenix Life Insurance Company